As filed with the Securities and Exchange Commission on June 29, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Baxalta Incorporated

(Exact name of registrant as specified in its charter)

Delaware	47-1869689
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Baxter Parkway Deerfield, Illinois	60015-4633
(Address of Principal Executive Offices	(Zip Code)

Baxalta Incorporated Employee Stock Purchase Plan

(Full Title of the Plan)

Robert J. Hombach

Chief Financial Officer

Baxalta Incorporated

One Baxter Parkway, Deerfield, Illinois 60015-4633

(Name and address of agent for service)

224-940-2000

(Telephone number, including area code, of agent for service)

Indicated by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	3,000,000	$33.19	$99,570,000	$11,570.03

(1)	This Registration Statement also covers such indeterminable additional number of shares as may be issuable pursuant to the Baxalta Incorporated 2015 Incentive Plan (the “Plan”) by reason of any adjustments in the number of shares to prevent dilution from any future stock splits, stock dividends and similar transactions. This Registration Statement covers any such additional shares in accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, on the basis of the average of the high ($33.90) and low ($32.47) prices for the Common Stock as reported on the New York Stock Exchange on June 27, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits certain information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Baxalta International (the “Company”) with the Commission are hereby incorporated by reference:

(a)	The audited financial statements of the Company and the description of the Company’s common stock, $0.01 par value per share, in the Company’s effective registration statement on Form 10, as filed with the Commission on June 5, 2015.

In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities covered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Article Seventh of the Company’s Amended and Restated Certificate of Incorporation provides that the Company shall indemnify its and its subsidiaries’ directors and officers against certain liabilities that may arise as a result of such service to the fullest extent permitted by law, including receiving of advances incurred in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Company. Article Seventh of the Company’s Amended and Restated Bylaws contains indemnification provisions similar in scope to those in the Company’s Amended and Restated Certificate of Incorporation.

The Company is also empowered by Section 102(b)(7) of the General Corporation Law of the State of Delaware to include a provision in its certificate of incorporation to limit under certain circumstances a director’s liability to it or its stockholders for monetary damages for breaches of fiduciary duty as a director. Article Seventh of the Company’s Amended and Restated Certificate of Incorporation states that to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, directors of the Company shall not be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director. Under currently applicable Delaware law, directors will remain liable for damages for (i) a breach of their duty of loyalty to the Company and its shareholders; (ii) acts or omissions not in good faith; (iii) their intentional misconduct or knowing violation of law; (iv) unlawful dividend payments, stock repurchases or redemptions; and (v) any transaction from which the director derived an improper personal benefit.

The Company maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers which could include liabilities under the Securities Act or the Exchange Act.

The Company has entered (or will enter) into indemnification agreements with its officers and directors. These agreements provide for full indemnification, including indemnification for judgments or settlements against an officer or director in favor of the Company (with certain exceptions); or, alternatively, if indemnification is unenforceable under applicable law, the Company agrees to provide contribution to any expense, judgment, fines, and amounts paid in settlement. This indemnity or right of contribution could apply to liabilities under the Securities Act in certain circumstances.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which is incorporated herein by reference.

Item 9.	Undertakings

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of the Company’s articles of incorporation, by-laws or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on June 29, 2015.

BAXALTA INCORPORATED

By:	/s/ Ludwig N. Hantson, Ph.D.
Ludwig N. Hantson, Ph.D.
Chief Executive Officer

Each person whose signature appears below hereby severally constitutes and appoints Robert J. Hombach, Peter G. Edwards and Stephanie D. Miller, and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead, in any and all capacities indicated below, any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ludwig N. Hantson, Ph.D.	President, Chief Executive Officer and Director	June 29, 2015
Ludwig N. Hantson, Ph.D.	(Principal Executive Officer)

/s/ Robert J. Hombach Robert J. Hombach	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 29, 2015

/s/ Wayne T. Hockmeyer, Ph.D.	Director, Chairman of the Board	June 29, 2015
Wayne T. Hockmeyer, Ph.D.

/s/ David P. Scharf	Director	June 29, 2015
David P. Scharf

EXHIBIT INDEX

Exhibit Number	Description

3.1	Form of Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to the Registration Statement on Form 10 of Baxalta Incorporated, filed May 19, 2015).

3.2	Form of Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Amendment No. 3 to the Registration Statement on Form 10 of Baxalta Incorporated, filed May 19, 2015).

4.1*	Baxalta Incorporated Employee Stock Purchase Plan.

5.1*	Opinion of Counsel.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Counsel (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on signature page to this Registration Statement).

*	Filed herewith